FOR IMMEDIATE RELEASE	Contact:	Ed Jaehne
Chief Strategy Officer
443-270-5300

KEYW Completes Flight Landata, Inc. Acquisition

Hanover, MD, August 9, 2011 (GlobeNewswire) – KEYW Corporation (NASDAQ:  KEYW) is pleased to announce completion of the acquisition of Flight Landata, Inc. (“FLD”) (flightlandata.com) that was announced on July 28, 2011.  As previously disclosed, FLD is  a highly regarded provider of agile airborne Intelligence Surveillance and Reconnaissance (ISR) solutions and Micro Terrain Intelligence to the U.S. Defense Department and the Warfighter.  With this transaction, KEYW continues to expand its cyber superiority platform to encompass geospatial and imagery intelligence, complementing its considerable domain expertise in signals intelligence solutions.

Under the previously disclosed terms of the agreement, a wholly-owned subsidiary of KEYW has been merged with and into FLD for all cash consideration of $30.0 million.  The purchase price is subject to post-closing adjustments, including working capital and other adjustments, as of the closing date.  KEYW expects that the acquisition will be accretive, subject to a final purchase price accounting analysis.

A conference call and webcast was held on July 28 to discuss, among other things, this acquisition.  At that time, Management provided an overview of FLD and its strategic fit with KEYW, followed by a question-and-answer session.  An archive of the Webcast is available on our webpage, and a dial-up replay of the call will be available through August 27, 2011.  To access the dial-up replay, call 1-855-859-2056, Conference ID 87505359.  In addition, a podcast of our conference call is available for download from our Investors page of our website.  International callers may access the replay by calling 1-404-537-3406, with the same Conference ID.

About KEYW:  KEYW provides agile cyber superiority and cybersecurity solutions, primarily for U.S. Government intelligence and defense customers.  We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers’ requirements.  For more information contact KEYW Corporation, 1334 Ashton Road, Hanover, Maryland 21076; Phone 443-270-5300; Fax 443-270-5301; E-mail investor@keywcorp.com, or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.    Such statements include but are not limited to statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “potential,” and similar expressions.  Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements.  These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Form 10K Annual Report, dated and filed March 29, 2011 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.  KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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